MUTUAL INDEMNIFICATION AND RELEASE AGREEMENT

 Exhibit 10.22

THIS AGREEMENT made and entered into as of this 15th day of January 2013, by and among MOUNT KNOWLEDGE HOLDINGS INC. (“MKHD”), and MOUNT KNOWLEDGE ASIA LTD. (“MKA”), jointly and severally, all having a mailing address of 228 Park Ave S #56101, New York NY 10003-1502, and, DIRK HADDOW, individually, (hereinafter referred to as “HADDOW”), having a mailing address of Flat 11G, Seabird Lane, Beach Village, Discovery Bay, Lantau Island, Hong Kong, and MATTHEW JOHN BENTLEY, individually, (hereinafter referred to as “BENTLEY”), having a mailing address of Flat H, 52ND Floor, Tower 12, Caribbean Coast, Tung Chung, Hong Kong.

WITNESSETH:

WHEREAS, MKHD is a Nevada corporation publicly-traded on the Over-the-Counter (OTC) stock exchange;

WHEREAS, MKA is Hong Kong corporation, and is a wholly owned subsidiary of MKHD;

WHEREAS, HADDOW is a former director and key executive of MKA;

WHEREAS, BENTLEY is a former key executive of Language Key Training Ltd., a Hong Kong corporation (“LKTR”) and related company of Language Key Asia, Ltd. (“LKA”), a Hong Kong corporation and former wholly-owned subsidiary of MKA.

WHEREAS, on or about August 30, 2011, LKA executed a promissory note (“Note”) in the amount of Fifty Thousand and No/100 Dollars (USD $50,000.00) in favor of HADDOW pursuant to which HADDOW advanced his funds to Language Key China Limited, a related company of LKA.

 WHEREAS, MKHD agreed to guarantee the repayment of the Note executed by LKA as evidenced by the corporate guarantee executed on same date and made a part of Note thereto, of which MKHD guaranteed the Note by pledging shares of common stock of MKHD, at a conversion rate of the 20-day average closing price of MKHD upon the date of demand by HADDOW.

WHEREAS, on or about September 21, 2011, HADDOW resigned as President, CEO and Legal Representative from LKA and all of the LKA related companies, which was effective immediately.

WHEREAS, on or about November 1, 2011, BENTLEY resigned from LKTR, however, BENTLEY agreed to remain employed by LKTR for a transition period ending December 31, 2011.

WHEREAS, on or about October 24, 2011, MKA sold LKA and all of the LKA related companies, except LKTR, to Software Sans Frontiere S.A., a Belize corporation, for a consideration representing the assumption of the LKA and LKA related companies’ liabilities.

WHEREAS, on or about December 20, 2011, HADDOW filed a claim against LKA and LTKR with the Labour Tribunal of Hong Kong, for unpaid salaries of approximately HKD$ 1,135,245.43, (the “Salary Claim”), pursuant to the Employment Agreement executed by HADDOW and LKA on or about December 21, 2010,

WHEREAS, on or about February 6, 2012, the Labour Tribunal of Hong Kong awarded HADDOW a judgment against LKA and LKTR in the sum of HKD $1,135,245.43, the aforementioned Salary Claim and which remains wholly unsatisfied.

WHEREAS, on or about February 17, 2012, LKTR executed a Separation and Settlement Agreement with Foxglove International Enterprises Ltd., a BVI company to settle a promissory note a total amount of Sixty-Five Thousand Seven Hundred and Seventy-Six Dollars (USD $65,776), for the safe return and the release the language trademarks and acknowledgement of copyright of training content and transfer of ownership and right of use.

WHEREAS, on or about February 24, 2012, MKA sold LKTR to Software Sans Frontiere SA, a Belize corporation, for consideration representing the assumption of all of the liabilities of LKTR.

WHEREAS, on or about July 1, 2012, MKHD received a letter from Jane Haddow of Chavalit Finch & Partners Ltd., Thailand (the “Haddow Letter), on behalf of HADDOW, demanding resolution to outstanding issues, including, but not limited to: (a) payment of the outstanding Salary Claim, (b) the repayment in full of the Note in default by LKA and MKHD, (c) documentation required to freely sell the shares of common stock of MKHD issued to HADDOW pursuant to the Definitive Agreement and Share Exchange Agreement entered into between the parties, and (d) the replacement of HADDOW as the Legal Representative of the Language Key Asia Company Ltd. and Language Key China Limited.

WHEREAS, on or about September 24, 2012, Tanner DeWitt Solicitors, Hong Kong, on behalf of MKHD and MKA, formerly the owners of LKA and the LKA related companies, provided a letter of response to the Haddow Letter, in which MKHD alleged that HADDOW had: (a) repudiated and foregone any contractual right and entitlement to issued with shares of common stock of MKHD issued to HADDOW pursuant to the Definitive Agreement and Share Exchange Agreement entered into between the parties, (b) failed in his fiduciary obligations in his capacity as a Director of LKA and the LKA related companies, (c) acted in serious breach of his duties, in conjunction with BENTLEY and by way of a tortious conspiracy, committed fraudulent actions against MKHD and MKA.

WHEREAS, the Parties hereto wish to resolve all claims either Party may have against the other under, including but not limited to, any promises or commitments, verbal or written during the business dealing with each other prior to the date of this Agreement, and otherwise resolve their disputes on an amicable basis;

NOW THEREFORE, in consideration of the promises and covenants contained herein the Parties agree as follows:

1.

RECITALS.  The above recitals are true and correct and incorporated by reference herein.

2.

INDEMNITY FOR HADDOW AS LEGAL REPRESENTATIVE. On receipt by HADDOW of a legal opinion stating that HADDOW has no legal or financial liability as the Legal Representative of the Language Key Asia Company Ltd. and Language Key China Limited, and since the Legal Representative appointment cannot be removed at this time, MKHD and MKA agrees to indemnify HADDOW against any claims made against HADDOW in his capacity as Legal Representative and indemnify HADDOW against any such claims, losses, damages, compensation, expenses and legal fees which might arise in respect of any claims made against HADDOW either past, present or future.

3.

HADDOW AND/OR BENTLEY’S RELEASE OF RIGHTS.  Except and otherwise provided for at Clause 2 above, for and in consideration of the receipt by HADDOW and BENTLEY, each, of ten dollars (USD$10.00) in hand, and for consideration of any and all outstanding obligations of MKHD and MKA due to HADDOW and/or BENTLEY on the date of this Agreement, HADDOW and/or BENTLEY, jointly and severally, does hereby remise, release, acquit, satisfy and forever discharge, MKHD and MKA, jointly and severally, including their respective affiliates, officers, directors, consultants, successors, and/or heirs separately, together with any individual(s) associated in the transaction(s) herewith (collectively, the "MKHD Releasees") of and from all, and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands, whatsoever, in law or in equity, which HADDOW and/or BENTLEY, jointly and severally, may now or in the future have against each or any of the MKHD Releasees, including, without limitation, any claims under any and all agreements or understandings between the Parties.

4.

MKHD and MKA’S RELEASE OF RIGHTS.  For and in consideration of the release of HADDOW and/or BENTLEY, jointly and severally, provided for hereinabove, including, any and all applicable resignations, consents, amendments, and/or assignments which may by required by MKHD and/or MKA, respectively, in exchange for the consideration received by HADDOW and/or BENTLEY in section 3 hereinabove, MKHD and MKA, jointly and severally, do hereby remise, release, acquit, satisfy and forever discharge HADDOW and/or BENTLEY, jointly and severally, including their respective affiliates, successors, and/or heirs separately, together with any individual(s) associated in the transaction(s) herewith (collectively, the "HADDOW BENTLEY Releasees"), of and from all, and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands, whatsoever, in law or in equity, which MKHD and/or MKA, jointly and severally, may now or in the future have against HADDOW and/or BENTLEY, jointly or severally, or against each or any of the HADDOW BENTLEY Releasees, including, without limitation, any claims under any and all agreements or understandings between the Parties, now and in the future.

5.

FUTURE DEALINGS. The Parties hereto may engage in future business dealings if so desired. In the event the Parties desires to enter into such agreement(s), the Parties shall: (a) amend this Mutual Indemnification and Release Agreement as necessary, in whole or in part as provided in Section 8.3 to retain the enforceability of this Agreement with regards to transactions prior to the execution date hereof and the provisions of the Release of Rights for future claims, and (b) execute a separate Agreement pertaining to the business dealings that the Parties are desirous engage into at such time.

6.

INDEMNIFICATION AND HOLD HARMLESS BY THE PARTIES.  For and in consideration of the mutual releases of the Parties to this agreement provided for hereinabove, MKHD and MKA and HADDOW and/or BENTLEY (each, an "Indemnifying Party"), jointly, severally or individually, do hereby agree to indemnify and hold harmless the other (an "Indemnified Party") against and in respect of any and all liabilities, obligations, claims, tax liens or otherwise, losses, damages and encumbrances of every nature, kind and description of the other as well as the amount of any expenses of enforcing this Agreement which the Indemnified Party may suffer, incur or become subject to, and to reimburse the Indemnified Party for any legal, audit or other expenses incurred by the Indemnified Party in connection with defending any actions. The Indemnified Party seeking indemnification hereunder shall promptly notify the Indemnifying Parties, in writing, of the assertion of any claim or the discovery of any facts upon which the Indemnified Party intends to base a claim for indemnification hereunder (a "Triggering Event"). With respect to any claim made by a third party against which an Indemnified Party is seeking indemnification hereunder, the Indemnifying Party shall have the right, at the Indemnifying Party's own expense, to participate in or assume control of the defense of such claim, and the Indemnified Party shall fully cooperate with the Indemnifying Party, subject to reimbursement for actual out of pocket expenses incurred as a result of such request by the Indemnifying Party. If the Indemnifying Party either does not elect to assume control (or if assumes control does not proceed with reasonable diligence) or otherwise actively participate in the defense of any claim, the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such claim.

7.

NON-DISPARAGEMENT.  None of the Parties to this Agreement shall, directly or indirectly, by words, action or inaction, disparage, defame or discredit any other Party or engage in any activity which could have the effect of disparaging, defaming, discrediting or embarrassing any other Party.  No Party to this Agreement shall interfere with or disrupt the business activities of the other, nor engage in any activity, which would have the effect of interfering with or disrupting the business activities of any other Party.

8.

CONFIDENTIALITY.  The Parties and their respective counsel shall keep this Agreement, all terms and conditions of this Agreement and the business and affairs by and between the Parties strictly confidential and shall not (i) disclose any such information to any third party, (ii) make any written or oral comments to any member of the media concerning such information, and (iii) use any such information for purposes of publicity or otherwise disclose or divulge such information except (a) as required by a non-appealable court order; or (b) for purposes of the preparation of tax returns requiring such disclosure.  Notwithstanding the foregoing, any party may, in response to a bona fide inquiry, inform the inquiring party that all disputes or disagreements between the Parties have been amicably resolved.

9.

MISCELLANEOUS.

9.1

Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing, and shall be deemed to have been duly given when delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the Parties hereto at their addresses indicated hereinabove. Either party may change his or its address for the purpose of this paragraph by written notice similarly given.

9.2

Entire Agreement. This Agreement represents the entire Agreement between the parties in relation to the subject matter hereof and supersedes all prior agreements between such parties relating to such subject matter.

9.3

Amendment of Agreement.  This Agreement may be altered or amended, in whole or in part, only in writing signed by the party against whom enforcement is sought.

9.4

Waiver.  No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of a like or different nature.

9.5

Captions. The captions appearing in this Agreement are inserted as a matter of convenience and for reference and in no way affect this Agreement, define, limit or describe its scope or any of its provisions.

9.6

Situs.  This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.. Any action brought to enforce rights or remedies pursuant to this Agreement or otherwise relating to the business or employment relationship between the parties shall be brought in an applicable court located in Hong Kong.

9.7

Benefits.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their heirs, personal representatives, successors and assigns.

9.8

Severability.  If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

9.9

Number of Parties.  The singular shall include the plural and one gender shall include all genders.

9.10

Affiliate.  The term Affiliate means a person who, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with a party hereto.

9.11

Multiple Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one (1) instrument.

9.12

Facsimile Signatures.

A facsimile signature of each or any party to this Agreement shall have the same force and effect as an original signature and shall be binding.

[Signature to following on next page]

IN WITNESS WHEREOF, the Parties have executed this agreement as of the date first written above.

Mount Knowledge Holdings Inc.

/s/ James D. Beatty

BY:

______________________

James D. Beatty,

President, CEO and Director

Mount Knowledge Asia Ltd.

/s/ James D. Beatty

BY:

______________________

James D. Beatty,

President, CEO and Director

And,

/s/ Dirk Haddow

By: __________________________

Dirk Haddow,

Jointly and Severally

/s/ Matthew John Bentley

By: __________________________

Matthew John Bentley,

Jointly and Severally